Exhibit 99.1

November 9, 2005

Colette LaForce

Vice President of Marketing

Rackable Systems

1933 Milmont Drive

Milpitas, CA 95035

Dear Colette,

In response to your request to include IDC data in an S-1 filing for Rackable Systems, IDC has approved the use of a number of references from the following sources:

Worldwide Quarterly Server Tracker, Q205

Worldwide and U.S. Server 2005-2009 Forecast Update: October 2005

Analysts: Stephen Josselyn, John Humphreys, Thomas Meyer, Alan Freedman, Rajnish Arora, Masahiro

Nakamura, Lidice Fernandez, Roman Maceska, Nathaniel Martinez, Michelle Bailey

October 2005 – IDC Doc. #34143

Worldwide and U.S. Blade Server 2005-2009 Forecast and 2004 Vendor Share

Analysts: Kelly Quinn, John Humphreys

July 2005 – IDC Doc. #33631

Worldwide Disk Storage Systems 2005-2009 Forecast and Analysis: Virtualization, Regulatory,

Compliance, and Cost-Optimized Storage – Pillars for the Future Growth

Analysts: Dave Reinsel, BradNisbet, Natalya Yezhkova

June 2005 – IDC Doc. #33477

All these data references were reviewed and approved by an IDC vice president, per our normal citation guidelines.

Please let me know if you have any questions or need any further assistance. Thank you.

Best regards,

Cheryl Toffel

Corporate Communications, IDC

5 Speen Street Framingham, MA 01701